Exhibit 10.15

AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT TO LICENSE AGREEMENT (“Amendment”) is entered into this 31st day of August, 1999, by and between Ticketmaster Corporation (“Ticketmaster”) and Ticketmaster Group Limited Partnership (“User”), with reference to the following facts:

A.                                     Ticketmaster and User entered into that certain License Agreement dated as of May 23, 1991 (“License Agreement”), whereby Ticketmaster granted User an exclusive license and right to use the Ticketmaster System, name, logo and Mark in connection with User’s computerized event ticketing business in the Market Area upon the terms and conditions set forth in the License Agreement.

B.                                       Ticketmaster and User hereby desire to amend the License Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.                                         Defined Term(s). For purposes of the License Agreement, as hereby, amended, the following terms shall have the meanings set forth below:

“System” means and includes any software or hardware or combination thereof which is owned or controlled by, or licensed to or otherwise authorized for use by, Ticketmaster in connection with a computer based system for distributing tickets used in the United States, including related procedures established and maintained by Ticketmaster for the purpose of voice and data communications or selling, accounting, auditing or controlling the sale of tickets for events.

“TM System User” means and includes any person, sole proprietorship, partnership corporation, joint venture or other legal entity (other than Ticketmaster) operating the System within the United States. Any such entity may be wholly owned or controlled by Ticketmaster, partially owned, a joint venture or independent of Ticketmaster.

All other capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.

2.                                         Condition to Effectiveness. This Amendment shall not be effective unless and until the parties have entered into and executed a definitive settlement and release agreement with respect to claims asserted in and related to that certain lawsuit entitled Ticketmaster Group Limited Partnership v. Ticketmaster Corporation (and related counterclaim), USDC Case No. 97 C2337, filed on or about April 4, 1997 in United States District Court for the Northern District of Illinois, and the Court shall have entered a final non-appealable Order dismissing the lawsuit with prejudice. The “Effective Date” of this Amendment shall be the same date as the Effective Date of the Settlement Agreement being executed concurrently herewith, as defined in paragraph 4 thereof.

3.                                         Additional Payments. Effective as of September 1, 1997, each of the Per Ticket Amounts set forth in the table in Section 4 of the License Agreement shall be increased by an amount equal to $0.02. The amount of the Additional Payment for each applicable period since September 1, 1997 shall be recalculated based upon such increase in the Per Ticket Amounts, and the additional amount due through July 31, 1999, shall be paid by User to Ticketmaster no later than five days subsequent to the Effective Date. All Additional Payments resulting from such $0.02 increase to the Per Ticket Amount shall be in consideration of the settlement of the litigation referred to in Section 2 above and Ticketmaster’s agreement to permit User to continue to have the right and license to use the Mark within the Market Area in accordance with the provisions of the License Agreement, as amended hereby.

4.                                         Upgrades. Sections 12(b), 12(c), 12(d) and 12(e) of the License Agreement are hereby deleted in their entirety and the following are hereby substituted in lieu thereof:

(b)                                Ticketmaster shall provide to User during the term of this Agreement, at no additional cost to User (except as set forth in Section 12(e) below) and at the request of User, any software used on, in connection with or as any part of any System operated or used in the United States by Ticketmaster or any TM System User. Such software shall include, without limitation, enhancements, upgrades to the System’s operating software, new software products (including, by way of example only, “FANTm” and “IVR”) and software embedded in or part of any hardware. Notwithstanding the foregoing, Ticketmaster shall have no obligation to provide User with (i) the beta versions of any software, or developmental or experimental software, whether or not in use by Ticketmaster or any TM System User in connection with any System or (ii) software developed for special events or attractions (including, by way of example only, the Olympics) and which is not practical for day-to-day use because of its complexity or unique purpose and may not be cost effective for day-to-day use, or which for other economic reasons is not made generally available to TM System Users outside of the scope of a single use special event application and therefore does not become a permanent part of the System. Notwithstanding the foregoing, User shall have the right to such special event software pursuant to the terms of this Section 12(b) should a comparable special event (i.e., the Summer Olympics occurs in the Washington/Baltimore region) be held in the Market Area.

(c)                                 If, at any time during the term of this Agreement, User shall receive an upgrade to or improved version of the software used in the System, the implementation of which would require a conversion of User’s database, Ticketmaster shall, upon User’s request, promptly effect such conversion on behalf of User and shall bill User for such efforts in accordance with Section 12(e) below.

(d)                                In the event that User shall, at any time during the term of this Agreement, request that Ticketmaster develop custom enhancements to the System to meet certain specific performance criteria reasonably requested by User, Ticketmaster shall use reasonable efforts to cause such custom enhancements to be developed by its programmers in consideration of the payment by User to Ticketmaster of the costs set forth in Section 12(e) below.

(e)                                 User shall be responsible for the direct and actual out-of-pocket costs incurred by Ticketmaster in installing any provided software and training User’s personnel in the using of provided software under Section 12(b), converting User’s database under Section 12(c), and developing custom enhancements under Section 12(d). Such direct and actual out-of-pocket costs shall include transportation and lodging and actual hourly personnel costs, but shall not include overhead, miscellaneous administrative costs and other similar indirect costs. Pursuant to Section 14 of this Agreement, User shall also be responsible for the costs of any and all hardware used by User in connection with any software provided under this Section 12, including, without limitation, all direct and actual costs for the installation of such hardware,

In addition, the second and third sentences of Section 8 of the License Agreement are hereby deleted in their entirety, it being the intent of the parties that User shall have access throughout the Term of the License Agreement to the most current technology available from Ticketmaster for use in connection with the System, and that Ticketmaster shall make available to User hardware and software, such that User will have the ability to operate a system having performance capabilities equal to those of any other TM System User.

5.                                         Cooperation and Support.   Section 12 of the License Agreement is hereby amended to add the following to the end of such Section:

(g)                                At Ticketmaster’s request, User shall cooperate with Ticketmaster and utilize reasonable efforts to participate in Ticketmaster promotional campaigns, tours, events or other programs which are conducted on a national or regional basis. Ticketmaster shall use its reasonable efforts to offer User the opportunity to participate fully in all such promotional campaigns, tours or other programs which involve the Market Area. In the event that User shall agree, in writing, to participate fully in any such program designated by Ticketmaster, then User shall receive a share of revenues received by Ticketmaster (after deduction of actual costs to Ticketmaster regarding the establishment of the program, including, without limitation, legal fees, but exclusive of administrative costs) for its participation in such programs that is reasonably proportionate to User’s participation, or a share of compensation that is otherwise mutually agreeable to the parties,

(h)                                With User’s prior consent, Ticketmaster and/or a TM System User may sell tickets to events located or to take place within the Market Area and, with Ticketmaster’s prior consent (or that of the TM System User in the relevant geographic area), User may sell tickets to events located or to take place outside of the Market Area, in which event revenue due each party shall be calculated taking the per ticket gross revenue received in excess of the ticket face price (expressly excluding any revenue derived from handling charges), reducing such gross revenue by direct actual sales costs such as (but not necessarily limited to) credit card processing fees and venue and promoter rebates and royalties, and splitting the resulting net revenue equally between the parties, unless the parties shall mutually agree to a different revenue distribution. User shall not receive a share of revenues as contemplated by the immediately preceding sentence for special events covered by Section 5 of this Agreement.

(i)                                    Ticketmaster shall utilize reasonable efforts to permit User to participate in (A) Ticketmaster’ s periodic national technology support conference calls and meetings to the extent that those calls and meetings take place, subject to Ticketmaster’s right to exclude User in order to protect attorney/client privileged communications or confidential or proprietary information, and (B) conference calls and meetings concerning national or regional promotional, marketing, sales or similar campaigns in which User has agreed to participate to the extent that those calls and meetings take place. Ticketmaster shall also provide User with appropriate documents relative to the administration of any such campaign in which User has agreed to participate.

6.                                         Internet Sales. Ticketmaster and/or Ticketmaster Online-City Search shall integrate User’s ticket sales information and ticket sales transaction processing onto Ticketmaster’s Internet web site (currently known as “ticketmaster.com”) (the “Web Site”), and shall enable User and its clients to sell tickets through the Web Site in the same manner as other TM System Users, it being agreed and understood that Ticketmaster will use reasonable efforts, with User’s cooperation, to perform its obligations pursuant to this sentence within ten days after the date of this Amendment. User agrees to reimburse Ticketmaster and/or Ticketmaster Online- City Search for all out-of-pocket expenses incurred in connection with making such access to the Web Site available to User, in accordance with Section 12(e) of the License Agreement, as amended. In addition to any other payments due to Ticketmaster under the License Agreement, as amended hereby, and in consideration of Ticketmaster and/or Ticketmaster Online-City Search making the Web Site available to User as aforesaid, User shall pay Ticketmaster an amount equal to $0.25 per ticket for each ticket sold by User through the Web Site. Such payments shall constitute Additional Payments as defined in Section 4 of the License Agreement, as amended hereby. Upon completion of Ticketmaster’s performance of its obligations pursuant to the first sentence of this Section 6, User shall promptly discontinue the provision of ticket and merchandise sales information and services on that certain web site currently known as “ticketmasterwb.com”.

7.                                         Equipment. Section 14 of the License Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

During the term of this Agreement, User shall have the right to purchase from Ticketmaster or from any entity owned or controlled by Ticketmaster (i) any hardware, computer equipment, voice or data communications equipment or other equipment developed or manufactured by Ticketmaster or any entity owned or controlled by Ticketmaster, or (ii) any third party hardware or equipment offered for sale by Ticketmaster or any entity owned or controlled by Ticketmaster, where such hardware or equipment shall be used by User on or in connection with the System. The obligations of this paragraph shall extend to all upgrades, advances or other technological improvements, but Ticketmaster shall have no obligation to sell to User developmental or experimental hardware or equipment, whether or not in use by Ticketmaster or any TM System User in connection with the System. The cost to User of any such provided hardware or equipment sold hereunder shall be (i) 150% of Ticketmaster’s direct and actual cost for Ticketmaster developed or manufactured hardware or equipment or (ii) 110% of Ticketmaster’s cost for hardware and equipment developed or manufactured by third parties. If requested by User, Ticketmaster shall assist User with the installation, start-up, initial use and training on the use of said hardware and equipment. User shall reimburse Ticketmaster for the cost of delivering, installing, starting up and training User in the operation of such hardware and equipment in accordance with Section 12(e) of this Agreement.

8.                                         Non System-Related Software. The provisions of Section 12(b) of the License Agreement, as amended hereby, shall not apply to software owned or licensed by Ticketmaster or any entity owned or controlled by Ticketmaster that does work with or rely on a connection (either periodic or continuous) to the System for proper operation and which are offered by Ticketmaster or such other entity for sale or license to third parties (“Non System-Related Software”). Examples of software falling within the scope of Section 12(b) of the License Agreement, as amended hereby (and not within the scope of this Section 8), include, without limitation, bar coding (e.g., FANTm), IVR voice response units, ticket sales kiosks, credit card authorization, client settlement and similar accounting programs, PCI, disaster recovery programs, VRun reports, offline archiving of accounts, niterun, TMWIN99 or similar Systems communications software and fraud programs. Examples of software falling outside of the scope of Section 12(b) of the License Agreement, as amended hereby (and within the scope of this Section 8), include Archtics season ticketing software and Foxman’s FanTracker. Solely as a means of further illustrating the intent of the parties, should Ticketmaster acquire the rights to software sometimes known as Paceolan, the Paceolan software would be covered by this Section 8 and not by Section 12(b) of the License Agreement, as amended hereby, but any interface developed by Ticketmaster to connect the system to the Paceolan software would be covered by Section 12(b), as amended hereby. User shall have the right to license (if licensing is offered as an option) or purchase (if purchasing is offered as an option) any and all of such Non System-Related Software from Ticketmaster or such entity owned or controlled by Ticketmaster for sublicense or sale to User’s clients. The cost to User of any such Non System-Related Software shall be equal to the lowest generally prevailing fee charged from time to time to clients by Ticketmaster or such entity owned or controlled by Ticketmaster for such Non Systems-Related Software, it being agreed and understood that User may determine, in its sole discretion, the amount to be charged to User’s clients with respect to the sublicense or sale of such Non Systems-Related Software to those clients. It is further agreed and understood that User shall pay a separate fee to Ticketmaster each time that the Non Systems-Related Software is sublicensed or sold by User to a client (e.g., if the Archtics season ticketing software is sublicensed or sold by User to ten venues, User shall pay Ticketmaster the applicable fee times ten).   No later than five days subsequent to the Effective Date, User shall pay $50,000 to

Ticketmaster, being the fee payable with respect to the license by User of the Archtics season ticketing software to be sublicensed by User to the Baltimore Orioles. Notwithstanding the foregoing, such $50,000 license payment shall not be applicable for the use of the Archtics season ticketing software, alone or through User’s System, by the Washington Redskins or the Baltimore Ravens National Football League football teams or their respective successors or assigns inasmuch as the purchase of the Archtics use license by those entities occurred prior to the acquisition of Distributed Systems Architects, Inc/Archtics by Ticketmaster.

9.                                         Use of Ticketmaster Facilities.

(a)                    Except as otherwise provided in Section 9(b), if Ticketmaster’s or its affiliates’ facilities are to be used by User in connection with any software provided by Ticketmaster to User pursuant to the License Agreement, as amended hereby, then User shall pay to Ticketmaster or its affiliates, as applicable, such amounts as may be required by Sections 12(e) and 14 of the License Agreement, as amended hereby, together with an amount that reflects User’s proportionate share of costs of the use of the facility not otherwise covered by said Sections 12(e) and 14.

(b)                   User shall have access to and use of Ticketmaster’s disaster recovery facility (the “Facility”), currently located at Ticketmaster’s Detroit data center, which access and use shall be pursuant to such guidelines as Ticketmaster may reasonably establish for all similar Facility users. In consideration of such access to and use of the Facility, User shall pay Ticketmaster a fee of $40,000 for the first year of User’s access to and use of the Facility (which year shall commence as of the date of User’s access to the Facility) and $36,000 for each subsequent year of access to and use of the Facility, payable in full, for each applicable year, no later than 30 days after the commencement of such year, plus any direct and actual out-of-pocket costs incurred by Ticketmaster in training User’s personnel at User’s offices relative to the use of the Facility. In addition to the foregoing, User shall be responsible for the cost of necessary data communication equipment upgrades made by Ticketmaster on behalf of User (as determined pursuant to Section 14 of the License Agreement, as amended hereby); a proportionate share of future data communication cost increases related to the operation of the Facility; and, the installation and operational costs of the data communications line necessary to transmit User’s System data to the Facility. The Facility shall receive and save a continuous stream of User’s System data during all of User’s operating hours. In the event that User’s System fails, for whatever reason, the Facility shall have the capability of regenerating User’s then-current System database onto hardware installed at the Facility, and coming online through dial-up or other data communications to User’s clients, outlets, phonerooms and administrative offices, to provide continuing ticket sales and other ticketing functions until full use of User’s System is restored.

10.                                   Consent to Transfer. Ticketmaster hereby consents to the transfer of Centre Group Limited Partnership’s interest in User to Washington Sports & Entertainment Limited Partnership (or to a wholly-owned subsidiary of Washington Sports & Entertainment Limited Partnership if such subsidiary agrees in writing to be bound by the terms and conditions of Section 16 of the License Agreement); provided, however, that such transfer is consummated by December 31, 1999 and written verification of such transfer is received by Ticketmaster by January 15,2000. Said transfer, if consummated, shall have no impact on the parties’ respective rights and obligations under the License Agreement or this Amendment, and User shall remain liable for all of User’s duties and obligations thereunder and hereunder. By its execution of this Amendment in the space provided below, Washington Sports & Entertainment Limited Partnership agrees to be bound by the terms and conditions of Section 16 of the License Agreement if such transfer to Washington Sports & Entertainment Limited Partnership is consummated. User represents that Washington Sports & Entertainment Limited Partnership is under common control with Centre Group Limited Partnership, and prior to the Effective Date User has provided Ticketmaster with a letter outlining the identity of and relationship between the transferor and the transferee.

11.                                 Remedies. The intent of the parties is to cooperate to advance their mutual interests, and to reduce the likelihood of future disputes. To that end, the parties amend as follows those provisions of the License Agreement outlining their respective rights and remedies in the event of a breach or default (including, without limitation, those governing termination). Except for the provisions of Sections 10, 11(a) (i) and (ii), 11(b), (11(c) and 11(d) of the License Agreement, which remain in full force and effect, in the event of any breach or alleged breach of the License Agreement, the complaining party shall give the other written notice of the alleged breach and, if curable, of the proposed remedy or cure. The defaulting party shall remedy said breach within seven days or (solely with respect to a breach other than a failure to pay when due amounts owing to Ticketmaster under the License Agreement) such longer period as may be reasonably required to effectuate such remedy so long as remedial action is commenced within such seven-day period and is actively and diligently pursued to completion. Except as set forth in Sections 10, 11(a)(i) and (ii), 11(b), 11(c) and 11(d) of the License Agreement, no breach shall justify termination of the License Agreement unless there has been a material and substantial non-performance or other breach of the License Agreement.

12.                                   Use of the System: In the event that the System is, at any time during the term of the License Agreement, being operated by Ticketmaster or a TM System User outside of the Market Area in connection with any independent or third-party computer system (other than any such connection which is in the developmental, experimental or testing stage), then Ticketmaster will authorize User (at no additional charge to User by Ticketmaster solely to provide such authorization) to operate the System within the Market Area in connection with such independent or third-party computer system (if permitted by such independent or third-party provider) in the same manner as being operated by Ticketmaster or such TM System User. By way of example only:

If a theater uses the Paceolan ticketing system to sell season tickets and walk up box office tickets, and interfaces the Paceolan system to a TM System User’s System, so that ticket inventory can be transferred back and forth between the two systems to permit the sale of telephone, outlet, or internet sales on the TM System User’s System, then User shall be permitted that use.

13.                                   Representations and Warranties. Each party represents and warrants that (i) it has full and exclusive power and authority to enter into and be bound by this Amendment and that the person executing this Amendment on behalf of such party is duly authorized to do so, and (ii) this Amendment is a duly authorized, valid and binding agreement of such party, enforceable against such party in accordance with its terms.

14.                                   Notices. Section 22 of the License Agreement is amended to change the addresses for notice to the following:

If to Ticketmaster, to:	Ticketmaster Corporation
3701 Wilshire Blvd., 9th Floor
Los Angeles, CA 90010

Attn: Terry Barnes, President and CEO,
and Daniel R. Goodman, Executive V.P.
and General Counsel

With a copy to:	Neal, Gerber & Eisenberg
Two North LaSalle Street
Suite 2100
Chicago, Illinois 60602
Attn: Norman J, Gantz

If to User, to:	Ticketmaster Group Limited Partnership
c/o AP Tickets, Inc.
One Harry S. Truman Drive
Landover, Maryland 20785
Attn: Abe Pollin
Paul d’Eustachio

With a copy to:	Arent Fox Kintner Plotkin & Kahn, PLLC
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5339
Attn: David M. Osnos

15.                                   Conflicting Terms. In the event a conflict arises between this Amendment and the terms and conditions of the License Agreement, the terms and conditions of this Amendment shall control. Except as specifically set forth herein to the contrary, all of the terms and conditions of the License Agreement are in full force and effect, shall continue in full force and effect throughout the term and are hereby ratified and confirmed by the parties.

16.                                   Counterparts. This Amendment may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TICKETMASTER CORPORATION,		TICKETMASTER GROUP LIMITED PARTNERSHIP,
an Illinois corporation		a Maryland limited partnership

		By:	AP Tickets, Inc., its sole General Partner

By:	/s/ [ILLEGIBLE]	By:
Paul d’Eustachio

Title:	/s/ [ILLEGIBLE]	Title:
President

AGREED TO AS OF THE DATE HEREOF FOR

PURPOSES OF SECTION 10.

WASHINGTON SPORTS & ENTERTAINMENT

LIMITED PARTNERSHIP

By:

Title: